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                                                                      EXHIBIT 11

                               MOVADO GROUP, INC.

                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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
                                                                    NINE MONTHS ENDED                THREE MONTHS ENDED
                                                                     OCTOBER 31, 1996                 OCTOBER 31, 1996
                                                               -----------------------------    -----------------------------
PRIMARY
Net income                                                                           $8,560                           $7,350
                                                               ============================    =============================

Weighted average number of common shares outstanding                                  6,009                            6,011

Add common equivalent shares
(determined using the "Treasury Stock" Method) representing
shares issuable upon exercise of employee stock options                                  90                              120
                                                               ----------------------------    -----------------------------

Weighted average number of shares used in primary net income
per share                                                                             6,099                            6,131
                                                               ============================    =============================

Primary net income per share                                                          $1.40                            $1.20
                                                               ============================    =============================

FULLY DILUTED
Net income                                                                           $8,560                           $7,350
                                                               ============================    =============================

Weighted average number of common shares outstanding                                  6,009                            6,011

Add common equivalent shares
(determined using the "Treasury Stock" Method) representing
shares issuable upon exercise of employee stock options                                 171                              171
                                                               ----------------------------    -----------------------------

Weighted average number of shares used in fully diluted net
income per share                                                                      6,180                            6,182
                                                               ============================    =============================

Fully diluted net income                                                              $1.39                            $1.19
                                                               ============================    =============================
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